Exhibit 99.1

CBS AND GRAY TELEVISION RENEW AFFILIATIONS

FOR ALL OF GRAY’S CBS STATIONS NATIONWIDE

New York, NY and Atlanta, GA – October 2, 2017 – CBS Corporation (NYSE: CBS.A and CBS) and Gray Television, Inc. (NYSE: GTN and GTN.A) today announced that they have reached a multi-year deal that renews station affiliation agreements that otherwise would have expired at various times over the next couple of years. The agreements cover all 32 Nielsen-designated markets in which Gray owns and operates its 39 CBS-affiliated television stations, ranging from Knoxville, Tenn., to North Platte, Neb., and collectively including approximately 5.9 million television households.

“We are pleased we have reached this renewal agreement with our valued partner Gray Television,” said Ray Hopkins, President, Television Networks Distribution, CBS Corporation. “Through this comprehensive deal, both parties recognize the near and long-term benefits in extending our strong relationship, including the value the number one Network brings to viewers.”

“A majority of Gray-owned CBS stations are #1 in the markets they serve and have been proud affiliates of CBS for five or more decades,” said Gray CEO Hilton H. Howell, Jr. “From broadcast to digital and beyond, we will continue to evolve with CBS and better serve our local viewers, with high-quality network and local programming into the foreseeable future."

About CBS Corporation:

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

About Gray Television, Inc.:

Gray Television, Inc. (NYSE: GTN and GTN.A) owns and/or operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including 104 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Its portfolio includes the number-one and/or number-two ranked television station operations in essentially all of its markets, which collectively cover approximately 10.6 percent of total United States television households. For further information, see www.gray.tv.

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CBS Contact:

Kelli Raftery, Senior Vice President, Corporate Communications

212-975-3161

Kelli.raftery@cbs.com

Gray Contact:

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer

404-504-9828